Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ZION OIL & GAS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JUNE, A.D. 2011, AT 4:55 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3477195 8100

110766623

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 8866435

DATE: 06-28-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:26 PM 06/27/2011
FILED 04:55 PM 06/27/2011
SRV 110766623 - 3477195 FILE

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZION OIL & GAS, INC.

The undersigned, Richard Rinberg, Chief Executive Officer of Zion Oil & Gas, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Zion Oil & Gas, Inc.

2. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 2, 2003.

3. The first paragraph of Paragraph FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

> "FOURTH: The total number of shares which the Corporation is authorized to issue is 100,000,000 shares of common stock, par value $0.01 per share."

4. This Amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 27th day of June 2011.

/s/ Richard Rinberg
Name: Richard Rinberg
Title: Chief Executive Officer